Exhibit 99.5

ADICET BIO, INC.

F2-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Adicet Bio, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Adicet Bio, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant net operating losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 23, 2020

We have served as the Company’s auditor since 2016.

F2-2

ADICET BIO, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10,607	$9,475
Short-term marketable debt securities	51,793	15,169
Prepaid expenses and other current assets	1,786	3,191

Total current assets	64,186	27,835
Property and equipment, net	2,121	2,250
Restricted cash	4,282	4,282
Long-term marketable debt securities	10,588	—
Other non-current assets	410	322

Total assets	$81,587	$34,689

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,052	$538
Contract liabilities—related party, current	10,993	14,372
Accrued and other current liabilities	2,820	3,067

Total current liabilities	14,865	17,977
Contract liabilities—related party, net of current portion	10,890	8,506
Redeemable convertible preferred stock tranche liability and TRDF liability	—	3,255
Deferred rent, net of current portion	234	399
Redeemable convertible preferred stock warrant liability	1,881	—

Total liabilities	27,870	30,137

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.0001 par value; 99,363,444 and 46,089,344 shares authorized as of December 31, 2019 and December 31, 2018, respectively; 97,166,921 and 40,094,850 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively; liquidation preference $128,195 and $48,114 as of December 31, 2019 and December 31, 2018, respectively	114,083	38,068
Stockholders’ deficit:
Common stock, $0.0001 par value; 140,200,938 and 80,000,000 shares authorized as of December 31, 2019 and December 31, 2018, respectively; 17,383,619 and 17,264,217 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	9,256	8,004
Accumulated deficit	(69,647)	(41,509)
Accumulated other comprehensive income (loss)	23	(13)

Total stockholders’ deficit	(60,366)	(33,516)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$81,587	$34,689

The accompanying notes are an integral part of these financial statements.

F2-3

ADICET BIO, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year ended December 31,
	2019	2018
Revenue—related party	$995	$8,181
Operating expenses:
Research and development	23,691	14,717
General and administrative	8,692	8,428

Total operating expenses	32,383	23,145

Loss from operations	(31,388)	(14,964)
Interest income	938	543
Other income, net	2,331	4,533

Loss before income tax expense (benefit)	(28,119)	(9,888)
Income tax expense (benefit)	19	(589)

Net loss	$(28,138)	$(9,299)

Net loss per share attributable to common stockholders, basic and diluted	$(1.63)	$(0.59)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,249,656	15,701,158

Other comprehensive income (loss):
Unrealized gain (loss) on marketable debt securities, net of tax	36	(13)

Total other comprehensive income (loss)	36	(13)

Comprehensive loss	$(28,102)	$(9,312)

The accompanying notes are an integral part of these financial statements.

F2-4

ADICET BIO, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2018	31,074,017	$26,341	16,264,529	$2	$5,260	$(32,210)	$—	$(26,948)
Net loss	—	—	—	—	—	(9,299)	—	(9,299)
Issuance of Series A redeemable convertible preferred stock	9,020,833	10,825	—	—	—	—	—	—
Exercise of the redeemable convertible preferred stock tranche liability	—	902	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	999,688	—	221	—	—	221
Vesting of early exercised stock options	—	—	—	—	44	—	—	44
Stock-based compensation expense	—	—	—	—	2,479	—	—	2,479
Other comprehensive loss	—	—	—	—	—	—	(13)	(13)

Balance at December 31, 2018	40,094,850	$38,068	17,264,217	$2	$8,004	$(41,509)	$(13)	$(33,516)

Net loss	—	—	—	—	—	(28,138)	—	(28,138)
Issuance of Series A redeemable convertible preferred stock related to TRDF liability (Note 12)	67,656	88	—	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock, net of issuance cost of $5,216	57,004,415	74,784	—	—	—	—	—	—
Termination of redeemable convertible preferred stock tranche liability	—	1,143	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	119,402	—	30	—	—	30
Vesting of early exercised stock options	—	—	—	—	47	—	—	47
Stock-based compensation expense	—	—	—	—	1,175	—	—	1,175
Other comprehensive income	—	—	—	—	—	—	36	36

Balance at December 31, 2019	97,166,921	$114,083	17,383,619	$2	$9,256	$(69,647)	$23	$(60,366)

The accompanying notes are an integral part of these financial statements.

F2-5

ADICET BIO, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(28,138)	$(9,299)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	1,238	1,222
Stock-based compensation expense	1,175	2,479
Gain on disposal of property and equipment	(27)	—
Net amortization of premiums and accretion of discounts on investments	(197)	—
Change in fair value of redeemable convertible preferred stock tranche liability and TRDF liability	(2,024)	(4,536)
Change in fair value of redeemable convertible preferred stock warrant liability	(250)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,405	(2,825)
Other non-current assets	(88)	(302)
Accounts payable	527	(282)
Contract liabilities—related party	(995)	(3,181)
Deferred rent	(148)	(132)
Accrued and other current liabilities	(360)	(1,324)

Net cash used in operating activities	(27,882)	(18,180)

Cash flows from investing activities
Purchases of marketable debt securities	(76,078)	(15,182)
Proceeds from maturities of marketable debt securities	29,099	—
Proceeds from sale of property and equipment	118	—
Purchase of property and equipment	(1,070)	(876)

Net cash used in investing activities	(47,931)	(16,058)

Cash flow from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	76,915	10,825
Proceeds from exercise of stock options	30	221

Net cash provided by financing activities	76,945	11,046

Net change in cash, cash equivalents and restricted cash	1,132	(23,192)
Cash, cash equivalents and restricted cash, at the beginning of the period	13,757	36,949

Cash, cash equivalents and restricted cash, at the end of the period	$14,889	$13,757

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets:
Cash and cash equivalents	$10,607	$9,475
Restricted cash	4,282	4,282

Cash, cash equivalents and restricted cash in consolidated balance sheets	$14,889	$13,757

Supplemental cash flow information
Cash paid for income taxes	$1	$5,109
Supplemental disclosures of noncash investing and financing activities
Purchase of property and equipment included in accounts payable	$48	$61
Vesting of early exercised stock options	$47	$44
Exercise of redeemable convertible preferred stock tranche liability	$—	$902
Termination of redeemable convertible preferred stock tranche liability	$1,143	$—
Settlement of TRDF liability	$88	$—
Redeemable convertible preferred stock warrants issued in exchange of services in connection with issuance of Series B redeemable convertible preferred stock recorded as issuance costs	$2,131	$—

The accompanying notes are an integral part of these financial statements

F2-6

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

1. Organization and Nature of the Business

Adicet Bio, Inc. (the “Company”) is a pre-clinical stage biotechnology company engaged in the design and development of a new generation of allogeneic immunotherapies for cancer and other diseases. The Company was incorporated in November 2014 in Delaware and is headquartered in Menlo Park, California.

Adicet Bio Israel Ltd. (formerly Applied Immune Technologies Ltd.) (“Adicet Israel”) is a wholly owned subsidiary of the Company and is located in Haifa, Israel. Adicet Israel was founded in 2006 and is a drug development company specializing in T-Cell Receptor-Like (“TCRL”) antibodies that are targeted to intracellular-derived peptides for a variety of therapeutic and diagnostic applications. In 2019, the Company consolidated its operations, including research and development activities, in the United States and as a result substantially reduced its operations in Israel.

Liquidity and Going Concern

The Company has incurred significant net operating losses and negative cash flows from operations since inception and had an accumulated deficit of $69.6 million as of December 31, 2019. The Company has historically financed its operations primarily through a collaboration and licensing arrangement, as well as through the private placement of equity securities. To date, none of the Company’s product candidates have been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses and negative cash flows to continue for the foreseeable future, until such time, if ever, that it can generate significant sales of its product candidates currently in development.

Management believes that the Company’s cash, cash equivalents and marketable debt securities will not be sufficient for the Company to continue as a going concern for at least one year from the issuance date of these accompanying consolidated financial statements. The Company believes that this raises substantial doubt about its ability to continue as a going concern. As a result, the Company will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives and have an adverse effect on its results of operations and future prospects.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. An adjustment has been made to the consolidated statement of operations and comprehensive loss for the year ended December 31, 2018, to reclassify interest income from general and administrative to other income, net. An

F2-7

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

adjustment has also been made to the consolidated balance sheet for the year ended December 31, 2018, to reclassify balances recorded within prepaid expenses and other current assets and accrued and other current liabilities to deferred rent, net of current portion.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The functional and reporting currency of the Company and its subsidiary is the U.S. dollar.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Such estimates include the valuation of the redeemable convertible preferred stock warrant liability, the redeemable convertible preferred stock tranche liability, the Technion Research and Development Foundation liability (“TRDF Liability”) (see Note 12), deferred tax assets, useful lives of property and equipment, accruals for research and development activities, revenue recognition and stock-based compensation. Actual results could differ from those estimates.

Segments

The Company operates and manages its business as one reportable and operating segment, which is the business of research and development of allogeneic immunotherapies for cancer and other diseases. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, restricted cash, and marketable debt securities. The Company’s cash and cash equivalents are held at two financial institutions in the United States of America and one financial institution in Israel and such amounts may, at times, exceed insured limits. The Company invests its cash equivalents and marketable debt securities in money market funds, U.S. government securities, commercial paper, corporate bonds, and asset-backed securities. The Company limits its credit risk associated with cash equivalents and marketable debt securities by placing them with banks and institutions it believes are highly creditworthy and in highly rated investments. The Company has not experienced any losses on its deposits of cash and cash equivalents and marketable debt securities to date.

The Company has one customer, Regeneron Pharmaceuticals, Inc. (“Regeneron”), which represents 100% of the Company’s total revenue during the years ended December 31, 2019 and 2018 (see Note 8).

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies, clinical trials and

F2-8

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting.

The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales.

There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from other pharmaceutical and biotechnology companies.

The current COVID-19 (coronavirus) pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the coronavirus impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. COVID-19 may impact the timing of regulatory approval of the INDs for clinical trials, the enrollment of any clinical trials that are approved, the availability of clinical trial materials and regulatory approval and commercialization of our products. COVID-19 may also impact the Company’s ability to access capital, which could negatively impact short-term and long-term liquidity.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less from the purchase date to be cash equivalents. As of December 31, 2019 and 2018, cash and cash equivalents consist of cash deposited with a bank, investments in money market funds, investments in corporate debt securities and commercial paper with maturities of three months or less from the date of purchase.

Marketable Debt Securities

The Company’s marketable debt securities consist of U.S. government securities, commercial paper, corporate bonds, and asset-backed securities. The Company designates all investments as available-for-sale and therefore reports them at fair value, based on quoted marked prices, with unrealized gains and losses recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity until realized. The cost of securities sold is based on the specific-identification method. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in other income, net. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income, net. Interest and dividends on securities classified as available-for-sale are included in other income, net. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Marketable debt securities with contractual maturities greater than 12 months are presented as long-term marketable debt securities on the consolidated balance sheets.

The Company regularly reviews all its marketable debt securities for other-than-temporary declines in fair value. The review includes the consideration of the cause of the impairment, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, whether the Company has the intent to sell the securities and whether it is more likely than not

F2-9

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

that the Company will be required to sell the securities before the recovery of their amortized cost basis. If a debt security is in an unrealized loss position and the Company has the intent to sell the debt security, or it is more likely than not that the Company will have to sell the debt security before recovery of its amortized cost basis, the decline in value is deemed to be other-than-temporary and is recorded to other-than-temporary impairment losses recognized in other income, net in the consolidated statements of income. For impaired debt securities that the Company does not intend to sell or it is more likely than not that the Company will not have to sell such securities, but the Company expects that it will not fully recover the amortized cost basis, the credit component of the other-than-temporary impairment is recognized other income, net in the consolidated statements of operations and comprehensive loss and the non-credit component of the other-than-temporary impairment is recognized in other comprehensive loss. No other-than-temporary decline in the fair value of marketable debt securities has been recognized to date.

Restricted Cash

Restricted cash is comprised of cash that is restricted as to withdrawal or use under the terms of certain contractual agreements. Restricted cash for years ended December 31, 2019 and 2018 consists of collateral for letters of credit issued in connection with the real estate leases (see Note 9).

Fair Value of Financial Instruments

The carrying amounts of certain financial instruments of the Company, including cash equivalents, restricted cash, accounts payable and accrued and other current liabilities approximate fair value due to their relatively short maturities. The Company’s marketable debt securities, redeemable convertible preferred stock warrant liability, redeemable convertible preferred stock tranche liability and TRDF Liability are carried at fair value (see Notes 3 and 4).

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs, if applicable. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur.

Redeemable Convertible Preferred Stock Tranche Liability

The Company determined that its obligations to issue additional shares of redeemable convertible preferred stock upon the achievement of certain milestones or at the option of the respective holders of such shares represent freestanding financial instruments. These instruments were initially measured at fair value and were subject to remeasurement with changes in fair value recognized in other income, net in the consolidated statements of operations and comprehensive loss until they were exercised, terminated or settled (see Note 11).

F2-10

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Redeemable Convertible Preferred Stock Warrants

The Company’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income, net in the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, the occurrence of a deemed liquidation event or the conversion of redeemable convertible preferred stock into common stock.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the assets’ estimated useful lives or the remaining term of the lease. Maintenance and repairs are charged to operations as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Impairment of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability is measured by comparison of the carrying amount of the asset or asset group to the future net cash flows which the asset or asset group is expected to generate. If such asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. There has been no such impairment of long-lived assets during the years ended December 31, 2019 and 2018.

Revenue Recognition

Under Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the Company satisfies a performance obligation.

A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer that defines each party’s rights regarding the products or services to be transferred and identifies the payment terms related to these products or services, (ii) the contract has commercial substance and (iii) the

F2-11

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Company determines that collection of substantially all consideration for products or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company identifies the goods or services promised and determines the performance obligations by assessing whether each promised good or service is distinct. Goods or services that are not distinct are bundled with other goods or services in the contract until a bundle of goods or services that is distinct is created. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

All of the Company’s revenues are derived through a license and collaboration agreement (see Note 8).

For revenue recognition purposes, the Company determines the term of its license or collaboration agreements by evaluating the period during which present and enforceable rights and obligations exist. This determination is impacted by the existence of substantive termination penalties, among other factors.

The Company recognizes revenue under the Company’s license or collaboration agreements that are within the scope of ASC 606. The Company’s contract with customer includes promises related to licenses to intellectual property and research and development services. If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenue from non-refundable, up-front fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgement to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. Accordingly, the transaction price is generally comprised of a fixed fee due at contract inception and at specified future dates, variable consideration in the form of milestone payments due upon the achievement of specified events and tiered royalties earned when customers recognize net sales of licensed products. The Company measures the transaction price based on the amount of consideration to which it expects to be entitled in exchange for transferring the promised goods and/or services to the customer. The Company utilizes the “most likely amount” method to estimate the amount of variable consideration to which it will be entitled for the contract (see Note 8). Amounts of variable consideration are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. At the inception of each arrangement that includes development and regulatory milestone payments, the Company evaluates whether the associated event is considered most likely to be achieved and estimates the amount to be included in the transaction price.

Payments or reimbursements for the Company’s research and development efforts where such efforts are considered part of or a single performance obligation are recognized over time using a measure of progress that best reflects the Company’s performance in satisfying the obligation and are presented on a gross basis.

Upfront payments are recorded as contract liabilities upon receipt or when due and may require deferral of revenue recognition to a future period until the Company performs its obligation under these arrangements. Amounts payable to the Company are recorded as accounts receivable when the Company’s right to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

F2-12

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from its collaboration arrangement.

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including payroll and related expenses, costs for contract manufacturing organizations (“CMOs”), costs for contract research organizations (“CROs”), materials, supplies, depreciation on and maintenance of research equipment, consulting costs, and the allocated portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation, information technology costs and general support services. All costs associated with research and development are expensed within the consolidated statements of operations and comprehensive loss as incurred.

Costs incurred in obtaining technology licenses are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.

Accrued Research and Development

The Company has entered into various agreements with CMOs and CROs. The Company’s research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced are included in accrued and other current liabilities on the consolidated balance sheets. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made to CMOs and CROs under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets on the consolidated balance sheets until the services are rendered. Through December 31, 2019 there had been no material adjustments to the Company’s prior period estimates of accrued research and development expenses.

Leases

The Company categorizes leases at their inception as either operating or capital leases. Where leases contain escalation clauses, rent abatements or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line rent expense over the non-cancellable lease term.

The Company records the difference between the rent paid and the straight-line rent expense as a deferred rent liability on the consolidated balance sheets. Leasehold improvements funded by landlord incentives or allowances are recorded as leasehold improvement assets and a corresponding deferred rent liability on the consolidated balance sheets. The leasehold improvement asset is amortized over the shorter of the term of the lease or the useful life of the asset. The deferred rent liability is amortized on a straight-line basis as a reduction to rent expense over the lease term. The current portion of deferred rent is recorded within accrued and other current liabilities on the consolidated balance sheets.

Leasehold improvements funded by the Company that are considered landlord’s assets are recorded as prepaid rent and is amortized on a straight-line basis as an increase to rent expense over the lease term.

F2-13

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Rent paid before the lease commences is recorded as prepaid rent and is amortized on a straight-line basis as an increase of rent expense over the lease term.

Fair Value of Common Stock

The fair value of the Company’s common stock is determined by its Board of Directors with input from management and third-party valuation specialists. The Company’s approach to estimate the fair value of the Company’s common stock is consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Determining the best estimated fair value of the Company’s common stock requires significant judgement and management considers several factors, including the Company’s stage of development, equity market conditions affecting comparable public companies, significant milestones and progress of research and development efforts.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employees using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The Company accounts for forfeitures as they occur. Option valuation models, including the Black-Scholes option-pricing model, require the input of several assumptions. Changes in the assumptions used can materially affect the grant-date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility and the expected life of the award.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and for operating loss and tax credit carryforwards. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

The Company’s deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets if it is determined that it is more likely than not that all or a portion of the deferred tax asset will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings results, expectations of future taxable income, carryforward periods available and other relevant factors. The Company records changes in the required valuation allowance in the period that the determination is made.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, the Company does not recognize a tax benefit in the financial statements. The Company records interest and penalties related to uncertain tax positions, if applicable, as a component of income tax expense (benefit).

F2-14

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as a change in equity of a business enterprise during a period, resulting from transactions from non-owner sources. The other comprehensive loss disclosed in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2018 consists of changes in unrealized gains and losses on marketable debt securities.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, redeemable convertible preferred stock warrants, redeemable convertible preferred stock tranche liability, common stock subject to repurchase and stock options are considered to be potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock and early exercised stock options are considered to be participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Since the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) under its Accounting Standard Codifications (“ASC”) or other standard setting bodies and adopted by the Company as of the specified effective date, unless otherwise discussed below.

Recently Adopted Accounting Pronouncements

In August 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The Company adopted this ASU effective January 1, 2019. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2018 using a retrospective transition method to each period presented. As a result, net cash used in investing activities for the year ended December 31, 2017 was adjusted to exclude the change in restricted cash.

F2-15

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Restricted cash amount as of December 31, 2017 was primarily related to security deposit and collateral for letter of credit.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares and convertible debt instruments issued by private companies and early-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The amendments in Part I should be applied (1) retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the first fiscal year and interim periods; (2) retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. The amendments in Part II do not require any transition guidance because those amendments do not have an accounting effect. The Company adopted this ASU effective January 1, 2019. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740)—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. This ASU amends ASC 740, Income Taxes, to provide guidance on accounting for the tax effects of the Tax Cuts and Jobs Act (the “Tax Act”) pursuant to Staff Accounting Bulletin No. 118, which allows companies to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This ASU was effective upon issuance. The Company has applied the guidance in this ASU during the year ended December 31, 2018 (see Note 17).

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e. lessees and lessors). In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU 2016-02. In March 2019, the FASB issued ASU 2019-01, which provides clarification on implementation issues associated with adopting ASU 2016-02. These ASUs (collectively the “new leasing standard”) requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. ASC 842 provides a lessee with an option to not account for leases with a term of 12 month or less as leases in the scope of ASC 842. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The new leasing standard is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows entities to elect an optional transition method where entities may continue to apply the existing lease guidance during the comparative periods and apply the new lease requirements through a cumulative effect adjustment in the period of adoptions rather than in the earliest period presented. In June 2020, the FASB issued ASU 2020-05, which delays the adoption dates for ASU 2016-02 for

F2-16

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be allowed. The Company is currently evaluating the impact the adoption of these ASUs will have on its financial statements and related disclosures. The Company expects to recognize a right-of-use asset and corresponding lease liability for its real estate operating leases upon adoption, expecting to use the modified retrospective approach for the ASU adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. For public business entities that meet the definition of a Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, adoption is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For SEC filers that are eligible to be smaller reporting companies and for all other entities, this ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. This ASU removes the requirement to disclose: the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. For all entities, this ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

In November 2018, FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606, which is intended to clarify the circumstances under which certain transactions in collaborative arrangements should be accounted for under the revenue recognition standard. Certain transactions between collaboration arrangement participants should be accounted for as revenue under ASC Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, this ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which simplify various aspects related to the accounting for income taxes. This ASU removes exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. For public companies, this ASU is effective for interim and annual reporting periods beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after

F2-17

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

3. Fair Value Measurements

The Company determines the fair value of financial and non-financial assets and liabilities using the fair value hierarchy which establishes three level of inputs that may be used to measure fair value, as follows:

Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$7,232	$—	$—	$7,232

Cash equivalents(1)	7,232	—	—	7,232
Asset-backed securities	—	19,598	—	19,598
Corporate debt securities	—	19,394	—	19,394
Commercial paper	—	17,892	—	17,892
U.S. Government agency bonds	—	5,497	—	5,497

Marketable debt securities	—	62,381	—	62,381

Total fair value of assets	$7,232	$62,381	$—	$69,613

Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$1,881	$1,881

Total fair value of liabilities	$—	$—	$1,881	$1,881

F2-18

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$2,868	$—	$—	$2,868
Corporate debt securities	—	1,250	—	1,250
Commercial paper	—	997	—	997

Cash equivalents(1)	2,868	2,247	—	5,115
Asset-backed securities	—	4,725	—	4,725
Corporate debt securities	—	4,525	—	4,525
Commercial paper	—	5,919	—	5,919

Marketable debt securities	—	15,169	—	15,169

Total fair value of assets	$2,868	$17,416	$—	$20,284

Liabilities:
Redeemable convertible preferred stock tranche liability	$—	$—	$3,113	$3,113
TRDF liability	—	—	142	142

Total fair value of liabilities	$—	$—	$3,255	$3,255

(1)	Included in cash and cash equivalents in the consolidated balance sheets

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices. Corporate debt securities, U.S. government agency bonds, commercial paper and asset-backed securities are classified within Level 2 of the fair value hierarchy as they take into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income-based and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate the fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities, prepayment/default projections based on historical data and other observable inputs.

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instrument (in thousands):

	Redeemable Convertible Preferred Stock Tranche Liability	TRDF Liability	Redeemable Convertible Preferred Stock Warrant Liability
Fair value as of January 1, 2018	$8,557	$136	$—
Change in the fair value included in other income, net	(4,542)	6	—
Exercise	(902)	—	—

Fair value as of December 31, 2018	3,113	142	—
Recognition of preferred stock warrant liabilities	—	—	2,131
Settlement	—	(88)	—
Change in the fair value included in other income, net	(1,970)	(54)	(250)
Termination	(1,143)	—	—

Fair value as of December 31, 2019	$—	$—	$1,881

F2-19

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The fair value of the redeemable convertible preferred stock tranche liability, TRDF Liability and the redeemable convertible preferred stock warrant liability are based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock tranche liability and redeemable convertible preferred stock warrants, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Notes 11 and 13). The fair value of the TRDF Liability was determined based on the fair value of the Company’s Series A redeemable convertible preferred stock (see Note 12). There were no transfers between Level 1 and Level 2 during the years ended December 31, 2019 and 2018.

4. Marketable Debt Securities

The following tables summarize the Company’s marketable debt securities (in thousands):

	December 31, 2019
	Amortized Cost	Unrealized Losses	Unrealized Gains	Fair Value
Asset-backed securities	$19,589	$(1)	$10	$19,598
Corporate debt securities	19,387	(3)	9	19,393
Commercial paper	17,882	—	11	17,893
U.S. Government agency bonds	5,500	(3)	—	5,497

Total	$62,358	$(7)	$30	$62,381

	December 31, 2018
	Amortized Cost	Unrealized Losses	Unrealized Gains	Fair Value
Asset-backed securities	$4,730	$(5)	$—	$4,725
Corporate debt securities	5,778	(3)	—	5,775
Commercial paper	6,921	(5)	—	6,916

Total	$17,429	$(13)	$—	$17,416

The following table summarizes the Company’s marketable debt securities by contractual maturity (in thousands):

	December 31, 2019
	Amortized Cost	Fair Value
Within one year	$51,777	$51,793
After one year through five years	10,581	10,588
After five years	—	—

Total	$62,358	$62,381

The following table summarizes the classification of the Company’s marketable debt securities in the consolidated balance sheets (in thousands):

	December 31
	2019	2018
Cash and cash equivalents	$—	$2,247
Short-term marketable debt securities	51,793	15,169
Long-term marketable debt securities	10,588	—

Total	$62,381	$17,416

F2-20

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31
	2019	2018
Prepaid expenses	$672	$923
Tax receivable	722	2,143
Interest receivable	213	67
Other current assets	179	58

Total	$1,786	$3,191

6. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

		As of December 31,
	Useful life (years)	2019	2018
Laboratory equipment	3	$3,872	$3,952
Leasehold improvements	Lesser of useful life or lease term	1,327	1,350
Furniture and fixtures	3	68	167
Construction in progress	—	300	168
Computer equipment	3	42	130
Software	3	150	140

		5,759	5,907
Less: Accumulated depreciation and amortization		(3,638)	(3,657)

Property and equipment, net		$2,121	$2,250

Depreciation and amortization expense for each of the years ended December 31, 2019 and 2018 was $1.2 million. All of the Company’s property and equipment as of December 31, 2019 is located in the U.S. As of December 31, 2018, the carrying value of property and equipment located in the U.S. and Israel was $2.1 million and $0.2 million, respectively.

7. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	December 31
	2019	2018
Accrued compensation	$1,359	$1,665
Accrued research and development expenses	450	556
Accrued professional services	301	446
Early exercised stock option liability	—	47
Accrued other liabilities	710	353

Total	$2,820	$3,067

F2-21

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

8. Regeneron License and Collaboration Arrangement

Agreement Terms

On July 29, 2016, the Company entered into a license and collaboration agreement with Regeneron Pharmaceuticals, Inc. (“Regeneron”), which was amended in April 2019, with such amendment becoming effective in connection with Regeneron’s investment in the Company’s Series B redeemable convertible preferred stock private placement transaction in July 2019 (as amended, the “Regeneron Agreement”).

Agreement Structure. The Regeneron Agreement has two principal components: (a) a research collaboration component under which the parties will research, develop, and commercialize next-generation engineered gamma delta immune cell therapeutics (“ICPs”), namely engineered gamma delta immune cells with chimeric antigen receptors (“CARs”) and T-cell receptors (“TCRs”) directed to disease-specific cell surface antigens, which includes the grant of certain licenses to intellectual property between the two parties, and (b) for a certain period following the effective date, a license to the Company to use certain of Regeneron’s proprietary mice to develop and commercialize ICPs generated by the Company, with certain limitations relating to targets under the Regeneron Agreement.

Research Collaboration. Research activities under the collaboration are governed by research plans, which include the strategy, goals, activities, and responsibilities of the parties with respect to a target. The Company is primarily responsible for generating, validating, and optimizing ICPs, developing processes for manufacture of ICPs, and certain preclinical and clinical manufacturing activities for ICPs; Regeneron’s key responsibility is generating, validating, and optimizing CARs and TCRs that bind to the applicable target. The parties have formed a joint research committee to monitor and govern the research and development efforts during the research program term.

Rights to Research Targets. Under the terms of the five-year research collaboration, the parties will conduct research on mutually agreed upon targets. Regeneron may obtain exclusive rights for the targets that it chooses in accordance with the target selection mechanism set forth in the Regeneron Agreement, and the Company similarly may obtain exclusive rights for targets it chooses in accordance with such target selection mechanism. The Company has the right to develop and commercialize ICPs to the first collaboration target to come out of the research program. In connection with an IND submission, Regeneron has an option to exercise exclusive rights for ADI-002 and potentially for additional targets to be mutually agreed upon. For those targets it does not have an option to license, Regeneron has a right of first negotiation for up to two targets. Regeneron has the right to terminate the research program in its entirety (a) for convenience on six months prior written notice given at any time after December 31, 2019, or (b) following a change of control (as defined in the Regeneron Agreement) of the Company. The parties mutually agreed to their first product declaration criteria for collaboration ICP, CD20, in 2018.

Rights to Company-Developed Targets. Regeneron has an exclusive license to use targeting moieties generated by the Company by its use of Regeneron’s proprietary mice to develop and commercialize non-ICPs.

Exclusivity. During the five-year target selection period, the Company may not directly or indirectly research, develop, manufacture or commercialize an ICP, or grant a license to do the foregoing, except pursuant to the agreement. For so long as either party is researching or developing an ICP to a target under the research program, neither party may research, develop, manufacture or commercialize any other ICP to such target, or grant a license to do the foregoing. And for so long as a party is researching, developing or commercializing an ICP to target that is licensed to it (and royalty bearing) under the agreement, neither party may research, develop, manufacture or commercialize any other ICP to such target, or grant a license to permit another party to do the foregoing. These exclusivity obligations are limited to engineered gamma delta immune cells to targets

F2-22

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

reasonably considered to have therapeutic relevance in oncology. The Regeneron Agreement includes certain exceptions to the exclusivity obligations of the parties, including with respect to targets that are rejected by one party in the target selection process, as well as protections in the event of a change of control of a party where the acquirer has a competing program.

Co-Funding and Profit Sharing. The Company has an option to co-fund specified portions of the future development costs for, and to co-promote, ICPs to a target for which Regeneron has exercised an option, and to participate in the profits for such target. The Company has the right to exercise this right in various geographic regions, including on a worldwide basis. In the event the Company exercises such right, the parties will share further development costs and revenues proportionally to their co-funding percentages.

Financial Terms. The Company received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Regeneron Agreement, has received an aggregate of $10.0 million of additional payments for research funding from Regeneron as of December 31, 2019. In addition, Regeneron may have to pay the Company additional amounts in the future consisting of up to an aggregate of $100.0 million of option exercise fees, as specified in the Regeneron Agreement. Regeneron must also pay the Company high single digit royalties as a percentage of net sales for ICPs to targets for which it has exclusive rights, and low single digit royalties as a percentage of net sales on any non-ICP product comprising a targeting moiety generated by the Company through the use of Regeneron’s proprietary mice. The Company must pay Regeneron mid-single to low double digit, but less than teens, of royalties as a percentage of net sales of ICPs to targets for which the Company has exercised exclusive rights, and low to mid-single digit of royalties as a percentage of net sales of targeting moieties generated from the Company’s license to use Regeneron’s proprietary mice. Royalties are payable until the longer of the expiration or invalidity of the licensed patent rights or twelve (12) years from first commercial sale.

Other Terms. The Regeneron Agreement contains customary representations, warranties and covenants by the Company and Regeneron and includes (i) an obligation of the Company to use commercially reasonable efforts to develop and commercialize at least one product based on a collaboration ICP that is not an optioned collaboration ICP for each collaboration target and (ii) an obligation of Regeneron to use commercially reasonable efforts to develop and commercialize at least one product based on an optioned collaboration ICP for each collaboration target. The Company and Regeneron are required to indemnify the other party against all losses and expenses related to breaches of its representations, warranties and covenants under the Regeneron Agreement.

Term and Termination. The term of the Regeneron Agreement expires, on a product by product basis, on the expiration of the obligation to pay royalties for such product. The Regeneron Agreement is subject to early termination by either party upon uncured material breach by the other party. The licenses to develop and commercialize an ICP to a target that one party has exclusively licensed may be terminated by such party for convenience.

Equity Investments. In connection with its collaboration, Regeneron and the Company entered into a side letter pursuant to which, among other matters, Regeneron was granted certain stockholder rights and investment rights in connection with the Company’s next equity financing that met certain criteria and in connection with an initial public offering by the Company. Regeneron exercised its investment right and purchased approximately $10.0 million of the Company’s Series B redeemable convertible preferred stock in a private placement transaction in July 2019. The remaining obligations under the side letter agreement will terminate immediately prior to the effective time of the resTORbio Merger (as defined in Note 20).

F2-23

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Revenue Recognition

The Company identified the following material promises under the Regeneron Agreement: (1) a research license, (2) a collaboration invention license, (3) a trademark license, (4) research and development services during the research term, (5) manufacturing services to manufacture collaboration ICPs for the research programs, (6) participation in the joint research committee, and (7) information sharing during the research term. The Company considered that the licenses granted under the Regeneron Agreement are not capable of being distinct and are not distinct from the research and development and manufacturing services within the context of the Regeneron Agreement, because 1) such licenses are for the research and development effort during the research term, unless Regeneron exercises its option under the Regeneron Agreement, 2) the research and development services significantly increase the utility of such licenses, and 3) research and development services require collaboration ICPs being manufactured. Specifically, the Company’s granted licenses can only provide benefit to Regeneron in combination with the Company’s research and development and manufacturing services to discover the collaboration ICPs. Similarly, the participation in the joint research committee and information sharing are not capable of being distinct and are not distinct from the research and development and manufacturing services within the context of the agreement, because the participation in the joint research committee is for monitoring and governing of the research and development efforts and the information sharing is for sharing results of such research and development efforts. Therefore, all of the promises above are combined into a single performance obligation.

The Company also evaluated whether the option provided to Regeneron represents a material right that would require separate deferral and recognition. The option exercise will provide Regeneron with a development and commercial license to develop and commercialize the optioned collaboration ICPs. The Company concluded that the $25.0 million upfront payment to the Company was not negotiated to provide incremental discount for the future option fees payable upon Regeneron’s exercise of the option.

Regeneron could decide not to exercise the option at its own discretion. The exercise of the option by Regeneron is not certain and is dependent on many factors, such as progress made on the specific option-eligible collaboration ICP, Regeneron’s overall assessment of commercial feasibility of the further research, development and commercialization of the Option products, availability and cost of alternative programs and products. The option provides Regeneron with a license for intellectual property that will be improved from the inception of the Regeneron Agreement. In addition, the option fee is significant compared to the sum total of the upfront payment and research funding fees in the original Regeneron Agreement. Therefore, the Company determined that the option provided to Regeneron does not represent a material right and that any potential exercise of the option should be accounted as a separate contract. Hence, upon the option exercise by Regeneron the option fee would be allocated to the development and commercial license which would be the only performance obligation in that separate contract, and recognized as revenue when control of the license rights is transferred to Regeneron.

As of December 31, 2019, it is not probable that the Company will exercise its co-funding option for the optioned collaboration ICPs. If, as a result of changes in facts and circumstances, it becomes probable that the Company will exercise its co-funding option for an optioned collaboration ICP, then the Company will reassess the accounting of the option fees for such optioned collaboration ICP, including if nature of its relationship with Regeneron has changed from customer-vendor to collaboration partners.

For revenue recognition purposes, the Company determined that the duration of the contract is the same as the research term of five (5) years beginning on the execution of the Regeneron Agreement on July 29, 2016. The contract duration is defined as the period during which parties to the contract have present and enforceable rights and obligations. The Company determined that Regeneron faces significant in-substance penalties were it to terminate the Regeneron Agreement prior to the end of the research term.

F2-24

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

In order to determine the transaction price, the Company evaluated all the payments and licenses to be received from Regeneron during the duration of the contract. At contract inception, the Company determined a transaction price of the Regeneron Agreement consisting of the $25.0 million upfront payment and the aggregate research funding fees payable over the research term. Per the terms of the original Regeneron Agreement prior to the amendment effective from July 2019, the research funding fees were payable merely due to passage of time and therefore did not represent a variable consideration. After the amendment became effective in July 2019, certain of these fees became contingent upon the Company meeting certain development and regulatory milestones. Therefore, the Company concluded that after the amendment such potential payments became variable consideration, the receipt of which was subject to substantial uncertainty and therefore excluded from the transaction price upon the effective date of the amendment. As a result, the Company recorded $6.6 million as a reduction to cumulative revenue recognized prior to the amendment effective date. The Company will re-evaluate the transaction price if there is a significant change in facts and circumstances but at least at the end of each reporting period.

The Company also considered the existence of any significant financing component within the Regeneron Agreement given its upfront payment structure. Based upon this assessment, the Company concluded that the up-front payment was provided for valid business reasons and not for the purpose of providing financing. The reason for the initial advance payment at the beginning of the contract is not to provide financing to the Company, but to ensure Regeneron’s commitment to the contract and to provide assurance that the customer will perform its obligations under the contract. Accordingly, the Company has concluded that the upfront payment structure of the Regeneron Agreement does not result in the existence of a significant financing component.

The royalty payments will be recognized when the related sales occur as they were determined to relate predominantly to the intellectual property licenses granted to Regeneron and therefore have also been excluded from the transaction price.

The Company has determined that the combined performance obligation is satisfied over time. ASC 606 requires the Company to select a single revenue recognition method for the performance obligation that depicts the Company’s performance in transferring control of the services. Accordingly, the Company utilizes a cost-based input method to measure proportional performance and to calculate the corresponding amount of revenue to recognize. The Company believes this is the best measure of progress because it reflects how the Company transfers its performance obligation to Regeneron. In applying the cost-based input method of revenue recognition, the Company uses actual costs incurred relative to budgeted costs to fulfill the combined performance obligation. These costs consist primarily of internal full-time equivalent effort and third-party contract costs. Revenue is recognized based on actual costs incurred as a percentage of total budgeted costs as the Company completes its performance obligations over the research term of five years. A cost-based input method of revenue recognition requires management to make estimates of costs to complete the Company’s performance obligations. In making such estimates, significant judgment is required to evaluate assumptions related to cost estimates. The cumulative effect of revisions to estimated costs to complete the Company’s performance obligations will be recorded in the period in which changes are identified and amounts can be reasonably estimated. A significant change in these assumptions and estimates could have a material impact on the timing and amount of revenue recognized in future periods.

For the years ended December 31, 2019 and 2018, the Company recognized $1.0 million and $8.2 million of license and collaboration revenue representing revenue recognized under the Regeneron Agreement based on proportional performance.

F2-25

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The following table presents changes in the Company’s contract liabilities (in thousands):

Year ended December 31, 2019	Balance at beginning of period	Additions	Deductions(1)	Balance at end of period
Contract liability	$22,878	$—	$(995)	$21,883

Year ended December 31, 2018	Balance at beginning of period	Additions	Deductions	Balance at end of period
Contract liability	$26,059	$5,000	$(8,181)	$22,878

(1)	Deductions to contract liabilities relate to deferred revenue recognized as revenue during the reporting period.

Contract liabilities related to the Regeneron Agreement of $21.9 million and $22.9 million as of December 31, 2019 and 2018, respectively, which was comprised of the $25.0 million upfront payment and additional $5.0 million research funding fees in each of 2017 and 2018, less $13.1 million and $12.1 million of license and collaboration revenue recognized from the inception of the Regeneron Agreement as of December 31, 2019 and 2018, respectively, will be recognized as the combined performance obligation is satisfied.

During the years ended December 31, 2019 and 2018, the Company recognized $1.0 million and $8.2 million of license and collaboration revenue, respectively, from amounts included in the contract liability balances at the beginning of the period. There were no costs to obtain or fulfill the contract that meet the criteria to be capitalized.

9. Commitments and Contingencies

Operating Leases

On September 30, 2015, the Company entered into a lease agreement (the “Menlo Park Lease”) to lease approximately 17,352 square feet of office and laboratory space located in Menlo Park, California for its corporate headquarters. The total base lease payments over the life of the lease is $3.4 million, offset by $0.8 million in tenant improvement allowance. The lease expires on March 31, 2022.

The landlord maintains responsibility for maintenance and risk of loss throughout the term of the lease agreement. The lease is recorded as an operating lease.

On September 30, 2019, the Company entered into an amendment to the Menlo Park lease agreement for the office and laboratory space in Menlo Park to lease from the same landlord an additional nearby building with approximately 7,973 square feet of office and laboratory space. The lease commenced on October 1, 2019 and expires on March 31, 2021. The Company has an option to extend the lease term for one year commencing from April 1, 2021. The total base lease payments over the life of the lease is $0.4 million excluding payments for extended lease period.

In 2014, the Company signed an extension agreement to lease approximately 3,230 square feet of office and laboratory space located in Haifa, Israel. The term of the lease was 5 years commencing on January 1, 2014. The total lease payments over the life of the lease was $0.2 million. Subsequently, in June 2018, the Company signed an extension agreement No. 2 for a term of one year commencing on January 1, 2019 with an annual option to extend the term for an additional year up to four years. The lease was terminated on December 31, 2019.

In October 28, 2018, the Company entered into a new lease agreement to lease approximately 50,305 square feet of office and laboratory space located in Redwood City, California for its new corporate headquarters. The total base lease payments over the life of the lease is $29.5 million, offset by $3.0 million in tenant improvement allowance. The lease has not commenced as the office and laboratory space is not available for use by the Company. The lease expires on February 28, 2030.

F2-26

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense recognized under all leases was $0.7 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively.

The future minimum lease payments under all non-cancelable operating lease obligations as of December 31, 2019 were as follows (in thousands):

2020	$2,721
2021	3,518
2022	2,942
2023	2,798
2024	2,882
2025 and thereafter	16,328

Total	$31,189

In conjunction with the Menlo Park lease agreement, the Company issued a cash-collateralized letter of credit in lieu of security deposit of $0.2 million, which cash-collateral is included in restricted cash on the consolidated balance sheets as of December 31, 2019 and 2018. In addition, a cash-collateralized letter of credit for $4.1 million was issued in 2018 for the new office lease in Redwood City and the cash-collateral is also included in the restricted cash balance as of December 31, 2019 and 2018. As of December 31, 2019 and 2018, the restricted cash balances were classified as long-term assets due to the contractual terms of both lease agreements in relation to which the letters of credit were issued exceeding twelve months as of the reporting dates.

Indemnification Agreements

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company has also entered into indemnification agreements with its directors and officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ liability insurance.

Legal Proceedings

The Company is subject to claims and assessments from time to time in the ordinary course of business but is not aware of any such matters, individually or in the aggregate, that could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

10. Redeemable Convertible Preferred Stock

Under the Company’s Certificate of Incorporation, as amended, the Company’s redeemable convertible preferred stock is issuable in series. The Company’s Board of Directors is authorized to determine the rights, preferences and terms of each series.

F2-27

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2019, redeemable convertible preferred stock consists of the following (in thousands, except per share and share amounts):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	37,104,185	$1.20	37,104,185	$35,960	$44,525
Series A-1	629,633	1.20	629,633	447	756
Series A-2	2,428,688	1.20	2,428,688	1,749	2,914
Series B	59,200,938	1.4034	57,004,415	75,927	80,000

	99,363,444		97,166,921	$114,083	$128,195

As of December 31, 2018, redeemable convertible preferred stock consists of the following (in thousands, except per share and share amounts):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	43,031,023	$1.20	37,036,529	$35,872	$44,444
Series A-1	629,633	1.20	629,633	447	756
Series A-2	2,428,688	1.20	2,428,688	1,749	2,914

	46,089,344		40,094,850	$38,068	$48,114

The original issuance price in the tables above reflect the stated issuance price per the respective purchase agreements.

Series A Redeemable Convertible Preferred Stock

In August 2015, the Company entered into a Series A redeemable convertible preferred stock purchase agreement (the “Purchase Agreement”) with OrbiMed Private Investments V, LP, a related party (the “Investor”) to issue and sell 12,187,500 shares of Series A redeemable convertible preferred stock at $1.20 per share (the “Series A Purchase Price”) for total gross proceeds of $14.6 million.

The Purchase Agreement also provided for the issuance and sale to the Investor of an additional 12,812,500 shares of Series A redeemable convertible preferred stock at the Series A Purchase Price upon achieving certain milestone conditions (the “Milestone Closing”). Further, from and after the occurrence of the Milestone Closing, at any time prior to the earliest to occur of (A) the two year anniversary of the Milestone Closing, (B) a liquidation or deemed liquidation, and (C) an initial public offering (IPO), the Investor had an option to purchase up to an additional 8,333,334 Series A Shares at the Series A Purchase Price (the “Additional Closing”).

The issuance of Series A redeemable convertible preferred stock was recorded at the amount of proceeds received less issuance costs and the amounts allocated to the Milestone Closing liability and Additional Closing liability (together the “redeemable convertible preferred stock tranche liability”) (see Note 11).

In January 2016, the Company entered into an amended Purchase Agreement (“the Amended Purchase Agreement”) with certain purchasers, including the Investor, to issue and sell an additional 9,015,425 shares of Series A redeemable convertible preferred stock at the Series A Purchase Price for total gross proceeds of $10.8 million. The Amended Purchase Agreement was entered into in contemplation of an asset acquisition that closed on the same day and as part of the purchase consideration, the Company issued 6,400,879 shares of Series A redeemable convertible preferred stock to former stockholders of the acquiree.

F2-28

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

Per the terms of the Amended Purchase Agreement, the number of Series A redeemable convertible preferred stock shares to be issued and sold at the Milestone Closing and Additional Closing was reduced to 9,020,833 shares and 5,875,000 shares, respectively. In November 2018, on the achievement of certain milestones, the portion of the redeemable convertible preferred stock tranche liability pertaining to the Milestone Closing was exercised and the Company issued 9,020,833 shares of Series A redeemable convertible preferred stock at $1.20 per share for gross proceeds of $10.8 million. In July 2019, as part of the Series B redeemable convertible preferred stock purchase agreement the redeemable convertible preferred stock tranche liability pertaining to the Additional Closing was terminated. The fair value of the related redeemable convertible preferred stock tranche liability as of the cancellation date of $1.1 million was reclassified to the redeemable convertible preferred stock.

The Company also issued 411,892 and 67,656 shares of Series A redeemable convertible preferred stock in connection with an amendment of a license agreement in February 2016 and February 2019, respectively (see Note 12).

In January 2016 and February 2016, the Company issued 629,633 shares of Series A-1 redeemable convertible preferred stock and 2,428,688 shares of Series A-2 redeemable convertible preferred stock as part of the purchase consideration for an asset acquisition, respectively.

The issuances of Series A-1 and A-2 redeemable convertible preferred stock were recorded at their fair values. There were no issuance costs related to the issuances of the Series A redeemable convertible preferred stock in the years ended December 31, 2019 and 2018.

Series B Redeemable Convertible Preferred Stock

In July 2019, the Company issued 37,765,426 shares of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $53.0 million.

In August 2019, the Company issued 4,987,885 shares of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $7.0 million.

In September 2019, the Company issued 14,251,104 shares of Series B redeemable convertible preferred stock at $1.4034 per share for gross proceeds of $20.0 million.

In connection with Series B redeemable convertible preferred stock financing transactions, the Company issued to its financial advisor warrants to purchase 1,781,387 shares of Series B redeemable convertible preferred stock at an exercise price of at $1.4034 per share. The issuance of Series B redeemable convertible preferred stock was recorded at the amount of proceeds received less issuance costs and amounts allocated to the redeemable convertible preferred stock warrant liability (see Note 13).

The rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the Company’s capital stock or the holders thereof are as follows:

Voting Rights

Each share of redeemable convertible preferred stock has the same voting rights as the number of shares of common stock into which it is convertible and vote together with the holders of common stock as a single class.

The holders of shares of Series A redeemable convertible preferred stock shall be entitled, voting separately as a single class, to elect two directors of the Company (the “Series A Directors”). The holders of shares of

F2-29

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

redeemable convertible preferred stock shall be entitled, voting separately as a single class on an as-converted basis, to elect two directors of the Company (together with the Series A Directors, the “Preferred Directors”). The holders of shares of common stock shall be entitled, voting separately as a single class, to elect one director of the Company. The holders of shares of common stock and convertible redeemable preferred stock shall be entitled, voting together, to elect the remaining directors of the Company.

Dividends

Holders of outstanding shares of Series B redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.1123 per share as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction (“recapitalizations”), payable in preference and priority to any declaration or payment of any distribution on Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any fiscal year unless the holders of the Series B redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B redeemable convertible preferred stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series B redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series B redeemable convertible preferred stock with respect to such fiscal year.

After payment of the full amount of any dividends payable described above, the holders of shares of Series A redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.096 per share as adjusted for any recapitalizations, payable in preference and priority to any declaration or payment of any distribution on Series A-2 redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any fiscal year unless the holders of the Series A redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A redeemable convertible preferred stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series A redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series A redeemable convertible preferred stock with respect to such fiscal year.

After payment of the full amount of any dividends payable described above, the holders of shares of Series A-2 redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.096 per share adjusted for any recapitalizations, payable in preference and priority to any declaration or payment of any distribution on Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Series B redeemable convertible preferred stock and Series A redeemable convertible preferred stock as indicated above) in any fiscal year unless the holders of the Series A-2 redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-2 redeemable convertible preferred

F2-30

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series A-2 redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series A-2 redeemable convertible preferred stock with respect to such fiscal year.

After payment of the full amount of any dividends pursuant to the paragraphs above, any additional dividends shall be distributed among all holders of common stock and all holders of redeemable convertible preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of each such series of redeemable convertible preferred stock were converted to common stock at the then effective conversion rate.

Dividends are noncumulative, and none were declared as of December 31, 2019.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, or deemed liquidation event, either voluntary or involuntary (“Liquidation”), the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other series of redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.4034, adjusted for any recapitalizations for each outstanding share of Series B redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series B redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to the holders of Series B redeemable convertible preferred stock, the holders of Series A redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution from the assets of the Company to the holders of Series A-2 and A-1 redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any recapitalizations, for each outstanding share of Series A redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to holders of Series B and A redeemable convertible preferred stock, the holders of Series A-2 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A-1 redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any recapitalizations, for each outstanding share of Series A-2 redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A-2 redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to holders of the Series B, A and A-2 redeemable convertible preferred stock, the holders of Series A-1 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any recapitalizations, for each outstanding share of Series A-1 redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A-1 redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

F2-31

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

After the payment to the holders of redeemable convertible preferred stock of the full preferential amounts specified above, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Conversion

Each share of redeemable convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for recapitalizations. If, after the issuance date of the Series B redeemable convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock without consideration or for a consideration per share less than the conversion price for a particular series of preferred stock (other than the Series A-1 redeemable convertible preferred stock) in effect immediately prior to the issuance of such additional shares of common stock, except for certain exceptions allowed, the conversion price of the redeemable convertible preferred stock would be adjusted. As of December 31, 2019, each series of the Company’s redeemable convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Each share of redeemable convertible preferred stock is convertible into common stock automatically immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $2.40 per share, as adjusted for recapitalizations and which results in proceeds to the Company of at least $50 million in the aggregate (before deduction of underwriting discounts and commissions) (a “Qualified IPO”) or (ii) the Company’s receipt of a written request for such conversion from the holders of the majority of the then outstanding shares of redeemable convertible preferred stock on an as-converted to common stock basis; provided, however, that in respect of (ii), the vote or written consent of the vote or written consent of the holders of a majority of the Series B redeemable convertible preferred stock, voting together as a single class on an as-converted basis shall also be required to effect such conversion solely in the event such conversion both: (A) is being effected in connection with a specific proposed Liquidation changing the allocation of proceeds distributable to the Company’s stockholders in such Liquidation and (B) would result in a holder of Series B redeemable convertible preferred stock receiving less in distributions from such transaction for a share of Series B redeemable convertible preferred stock in such Liquidation than such holder would have received if such conversion was not effected and the proceeds were distributed for such share in such Liquidation in accordance with liquidation preferences described above.

Redemption and Balance Sheet Classification

The redeemable convertible preferred stock is recorded within mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

11. Redeemable Convertible Preferred Stock Tranche Liability

The Company determined that the obligations to issue additional shares of Series A redeemable convertible preferred stock at the Milestone Closing and Additional Closing were freestanding instruments that are required to be accounted as a liability initially recorded and subsequently remeasured at fair value until such instruments are exercised or expire. The Milestone Closing liability and Additional Closing liability were initially recorded at $6.2 million and $5.0 million, respectively.

F2-32

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The Milestone Closing liability was settled in November 2018 upon the Milestone Closing and the related TRDF liability was settled in March 2019 (see Note 12). In July 2019, as part of the Series B redeemable convertible preferred stock purchase agreement the Additional Closing liability and the related TRDF liability were terminated. The Company recorded $2.0 million gain and $4.5 million gain from the remeasurement of the redeemable convertible preferred stock tranche liability in other income, net in its consolidated statements of operations and comprehensive loss during the years ended December 31, 2019 and 2018, respectively.

The Milestone Closing liability and Additional Closing liability were valued using the Black-Scholes option-pricing method which considered as inputs (a) the estimated fair value of the Series A redeemable convertible preferred stock (b) estimated price volatility of the underlying preferred stock, (c) the expected term of the tranche, (d) the risk-free interest rate and (e) expected dividends are assumed to be zero as dividends have never paid and there are no current plans to pay dividends on preferred stock.

The Milestone Closing liability and Additional Closing liabilities were valued using the following assumptions under the option-pricing method:

Milestone Closing liability	Fair Value of Series A Preferred Stock	Term	Interest rate	Volatility
August 14, 2015 (upon issuance)	$1.00	3.25 years	1.10%	78.2%
December 31, 2017	$1.42	0.88 years	1.72%	69.5%
November 27, 2018	$1.30	0 years	N/A	N/A

Additional Closing liability	Fair Value of Series A Preferred Stock	Term	Interest rate	Volatility
August 14, 2015 (upon issuance)	$1.00	5.25 years	1.70%	75.7%
December 31, 2017	$1.42	2.88 years	1.99%	73.2%
December 31, 2018	$1.30	1.88 years	2.50%	69.8%
July 25, 2019	$0.89	1.31 years	1.95%	69.1%

12. TRDF Liability

In connection with an asset acquisition in 2016, the Company had an obligation upon the Milestone Closing and Additional Closings (see Note 10) to issue to Technion Research and Development Foundation Ltd. (“TRDF”) 67,656 and 51,838 shares of Series A redeemable convertible preferred stock issued in such closings, respectively, for no consideration. The TRDF Liability is reported as a part of redeemable convertible preferred stock tranche liability in the consolidated balance sheets. The Company determined the fair value of the TRDF Liability based on the estimated fair value of its Series A redeemable convertible preferred stock. The Company has determined that the TRDF Liability of $0.1 million as of December 31, 2018 represented a contingent consideration which should be recorded at fair value until settled or expired. In March 2019, the obligation to issue 67,656 shares of Series A redeemable convertible preferred stock to TRDF related to the Milestone Closing was settled for no consideration. In July 2019, as part of the Series B redeemable convertible preferred stock purchase agreement, the obligation to issue 51,838 shares of Series A redeemable preferred stock to TRDF related to the Additional Closing was terminated. The fair value of the TRDF Liability was zero as at the termination.

13. Redeemable Convertible Preferred Stock Warrant Liability

During the period from July 2019 to September 2019, in connection with the issuance of Series B redeemable convertible preferred stock, the Company issued to its financial advisor warrants to purchase 1,781,387 shares of Series B redeemable convertible preferred stock at an exercise price of $1.4034 per share (the “Series B Warrants”), which were accounted for as Series B redeemable convertible preferred stock issuance costs.

F2-33

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The Series B Warrants will terminate at the earlier of the seven year anniversary from the issuance date and Liquidation of the Company. These warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The Series B Warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The fair value of the Series B Warrants was recorded on the date of issuance. The Series B Warrants had a fair value of $2.1 million and $1.9 million as of the issuance date and December 31, 2019, respectively. The change in fair value of $0.2 million during the year ended December 31, 2019 was recorded as a component of other income, net in the consolidated statement of operations and comprehensive loss.

The redeemable convertible preferred stock warrant liability was valued using the following assumptions under the Black-Scholes option-pricing model:

	Issuance Date	December 31, 2019
Stock price	$1.40	$1.40
Expected term (years)	7.00	6.57-6.74
Expected volatility	104.38%-109.24%	82.1%-93.3%
Risk-free interest rate	1.54%-1.95%	1.53%-1.93%
Dividend yield	0%	0%

14. Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 140,200,938 shares of $0.0001 par value common stock as of December 31, 2019.

Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the prior rights of the preferred stockholders. As of December 31, 2019 and 2018, no dividends on common stock had been declared by the Board of Directors.

The Company has the following shares of common stock reserved for future issuance:

	December 31
	2019	2018
Conversion of redeemable convertible preferred stock	97,166,921	40,094,850
Conversion of additional authorized and unissued redeemable convertible preferred stock	415,136	—
Stock options available for future grant	5,267,201	6,596,705
Stock options issued and outstanding	15,005,410	7,230,538
Redeemable convertible preferred stock warrants issued and outstanding	1,781,387	—
Redeemable convertible preferred stock tranche liability	—	5,875,000
TRDF liability	—	119,494

Total common stock reserved	119,636,055	59,916,587

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ADICET BIO, Inc.

Notes to Consolidated Financial Statements

15. Stock-Based Compensation

In 2015, the Company adopted the 2015 Stock Incentive Plan (“2015 Plan”), under which the Board of Directors can issue stock options. As of December 31, 2019 and 2018, there were 21,594,044 and 15,028,041 shares authorized and reserved for issuance under the 2015 plan. Shares available for future grants as of December 31, 2019 and 2018 were 5,267,201 and 6,596,705, respectively.

Under the 2015 Plan, the Board of Directors is authorized to issue incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). ISOs may be granted only to employees and directors of the Board, and NSO may be granted to employees, directors and to consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and the exercise price, which cannot be less than the fair market value at the date of grant for incentive stock options. Stock options generally include a one-year cliff vest of 25% of the respective award, followed by monthly vesting in equal installments over the next 36 months, and grants that vest monthly over 48 months. All grants expire no later than ten years from the date of grant.

Options

A summary of stock option activity is set forth below (in thousands, except share and per share data):

		Outstanding Awards
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2018	306,782	7,770,149	$0.25	9.27	$4,977
Options authorized	6,750,000
Options granted	(1,697,200)	1,697,200	$0.28
Options exercised	—	(999,688)	$0.24
Options forfeited or cancelled	1,237,123	(1,237,123)	$0.28

Outstanding, December 31, 2018	6,596,705	7,230,538	$0.25	8.57	$2,436

Options authorized	6,566,003
Options granted	(9,068,002)	9,068,002	$0.67
Options exercised	—	(119,402)	$0.26
Options forfeited or cancelled	1,172,495	(1,173,728)	$0.27

Outstanding, December 31, 2019	5,267,201	15,005,410	$0.50	8.53	$5,812

Shares exercisable December 31, 2019		5,414,170	$0.27	6.86	$3,348
Vested and expected to vest, December 31, 2019		15,005,410	$0.50	8.53	$5,812

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for stock options that were in-the-money at December 31, 2019 and 2018.

The aggregate intrinsic value of stock options exercised during the years ended on December 31, 2019 and 2018 was $0.1 million and $0.4 million, respectively.

The total fair value of options that vested during the years ended December 31, 2019 and 2018 was $0.9 million and $1.8 million, respectively. The options granted during the years ended December 31, 2019 and

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ADICET BIO, Inc.

Notes to Consolidated Financial Statements

2018 had a weighted- average per share grant-date fair value of $0.37 per share and $0.49 per share, respectively. As of December 31, 2019, the total unrecognized stock-based compensation expense related to unvested stock options was $3.4 million, which is expected to be recognized over the remaining weighted-average vesting period of 3.2 years.

Early Exercise of Stock Options

The terms of 2015 Plan permit the exercise of certain options granted under 2015 Plan prior to vesting, subject to required approvals. The shares are subject to the Company’s lapsing repurchase right upon termination of employment at the original purchase price. The proceeds initially are recorded in accrued and other current liabilities from the early exercise of stock options and are reclassified to additional paid-in capital as the Company’s repurchase right lapses. During the years ended December 31, 2019 and December 31, 2018, the Company had no repurchases of common stock. As of December 31, 2019, there were no shares subject to repurchase. As of December 31, 2018, there were 223,480 shares that were subject to repurchase. The aggregate exercise prices of early exercised shares as of December 31, 2019 and December 31, 2018 was zero and less than $0.1 million, respectively, which were recorded in accrued and other current liabilities on the consolidated balance sheets.

Restricted Stock

Activity with respect to restricted stock was as follows:

	Number of Shares Underlying Outstanding Restricted Stock	Weighted Average Grant Date Fair Value
Unvested, January 1, 2018	1,336,290	$0.52
Vested	(1,084,812)	$0.52

Unvested, December 31, 2018	251,478	$0.52
Vested	(251,478)	$0.52

Unvested, December 31, 2019	—	$—

As of December 31, 2019, there was no unrecognized compensation cost related to restricted stock.

The fair value of restricted stock vested during the years ended December 31, 2019 and 2018 was $0.1 million and $0.6 million, respectively.

Stock-Based Compensation Associated with Awards to Employees and Non-Employees

Total stock-based compensation expense recognized was as follows (in thousands):

	Year Ended December 31,
	2019	2018
Research and development	$274	$285
General and administrative	901	2,194

Total stock-based compensation	$1,175	$2,479

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ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The Company estimated the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of stock options was estimated using the following weighted-average assumptions:

	Year Ended December 31,
	2019	2018
Expected volatility	71.5%-86.5%	73.3%-74%
Risk-free interest rate	1.6%-2.5%	2.7%-2.8%
Dividend yield	0%	0%
Expected term	5.15-6.08 years	6.02-6.08 years

The assumptions are as follows:

•

Expected volatility. The expected volatility was determined by examining the historical volatilities for comparable publicly traded companies within the biotechnology and pharmaceutical industry using an average of historical volatilities of the Company’s industry peers.

•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield with a maturity equal to the expected term of the option in effect at the time of grant.

•	Dividend yield. The expected dividend is assumed to be zero as dividends have never been paid and there are no current plans to pay dividends on common stock.

•

Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The expected term is calculated using the simplified method which is used when there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company recognizes the actual forfeitures by reducing the employee stock-based compensation expense in the same period the forfeiture occurs.

The Company will continue to use judgment in evaluating the expected volatility, risk-free interest rates, dividend yield and expected term, utilized for stock-based compensation on a prospective basis.

F2-37

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

16. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders, which excludes unvested restricted shares and shares which are legally outstanding, but subject to repurchase by the Company (in thousands, except share and per share data):

	Year ended December 31,
	2019	2018
Numerator:
Net loss attributable to common stockholders	$(28,138)	$(9,299)

Denominator:
Weighted-average shares outstanding	17,324,999	16,529,416
Less: weighted-average unvested restricted shares and shares subject to repurchase	(75,343)	(828,258)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,249,656	15,701,158

Net loss per share attributable to common stockholders, basic and diluted	$(1.63)	$(0.59)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:

	December 31,
	2019	2018
Redeemable convertible preferred stock	97,166,921	40,094,850
Options to purchase common stock	15,005,410	7,230,538
Redeemable convertible preferred stock warrants	1,781,387	—
Unvested early exercised common stock options	—	223,480
Unvested restricted stock awards	—	251,478
Redeemable convertible preferred stock tranche liability and TRDF obligation	—	5,994,494

Total	113,953,718	53,794,840

F2-38

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

17. Income Taxes

The components of the provision (benefit from) for income taxes are as follows (in thousands):

	Year Ended December 31,
	2019	2018
Current:
Federal	$—	$—
State	1	(589)
Foreign	18	—

Total current	19	(589)
Deferred:	—	—
Federal	—	—
State	—	—
Foreign	—	—

Total deferred	—	—

Provision for (benefit from) income taxes	$19	$(589)

The provision for income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:

	Year Ended December 31,
	2019	2018
Federal statutory income tax rate	21.0%	21.0%
Other permanent differences	(0.1)%	(0.1)%
State income taxes	5.1%	3.8%
Foreign rate differential	0.0%	0.2%
Foreign loss	(0.2)%	(2.2)%
Change in valuation allowance	(27.7)%	(20.0)%
Change in fair value of redeemable convertible preferred stock tranche liability and TRDF liability	1.7%	8.7%
Stock-based compensation	0.1%	(6.0)%

Provision for income taxes	(0.1)%	5.4%

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. In the fourth quarter of 2018, the Company completed its analysis to determine the effect of the Tax Act and no material adjustments were recognized as of December 31, 2018.

F2-39

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

The tax effects of temporary differences and carryforwards of the deferred tax assets are presented below (in thousands):

	December 31,
	2019	2018
Deferred Tax Assets:
Net operating loss carryforwards	$12,510	$5,233
Deferred revenue	5,719	5,125
Stock-based compensation	509	274
Intangible assets	609	804
Accruals and reserves	446	431
Research and development credit carryforwards	26	26

Gross deferred tax assets	19,819	11,893
Less: Valuation allowance	(19,815)	(11,739)

Deferred tax assets, net of valuation allowance	4	154
Deferred tax liabilities:
Fixed assets	(4)	(154)

Net deferred tax assets	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The valuation allowance increased by $8.1 million during 2019 and $1.7 million during 2018.

As of December 31, 2019, the Company had net operating loss carryforwards of $39.0 million, $31.6 million and $15.2 million to reduce future taxable income, if any, for federal, state and foreign income tax purposes, respectively. If not utilized, the state carryforwards will begin to expire in 2035. Federal carryforwards do not expire.

The Company also had California research and development credit carryforwards of less than $0.1 million as of December 31, 2019. The California research credit can be carried forward indefinitely.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as

F2-40

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no liability related to uncertain tax positions is recorded in the consolidated financial statements. The Company does not expect its unrecognized tax benefit balance to change materially over the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction, California, New York and Israel. The tax years 2015 to 2019 remains open to U.S. federal and state examination to the extent of the utilization of net operating loss and credit carryovers.

As of December 31, 2019, the Company had unrecognized tax benefits of $0.8 million related to the transfer of certain intellectual property from its Israeli subsidiary.

A reconciliation of the beginning and ending unrecognized tax benefit amount is as follows (in thousands):

	Year Ended December 31,
	2019	2018
Balance at the beginning of the year	$797	$866
Adjustment based on tax positions related to prior years	—	(69)

Balance at the end of the year	$797	$797

The Company recognizes interest expense and penalties related to the above unrecognized tax benefits within income tax expense (benefit). Management determined that no accrual for interest and penalties was required as of December 31, 2019.

18. Defined Contribution Plan

The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all full-time U.S. employees. Employee contributions are voluntary and are determined on an individual basis subject to the maximum allowable under federal tax regulations. The Company does not make contributions to the 401(k) plan.

19. Related Party Transaction

As of December 31, 2019 and 2018, Regeneron owned 7,125,552 shares and no shares of the Company’s redeemable convertible preferred stock, respectively. Regeneron became a related party in July 2019 as a result of Series B redeemable convertible preferred stock financing. For the year ended December 31, 2019 and 2018, the Company recorded revenue of $1.0 million and $8.2 million, respectively, and as of December 31, 2019, the Company recorded deferred revenue of $21.9 million related to the Regeneron Agreement. See Note 8 for a discussion of the Regeneron Agreement.

20. Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company evaluated subsequent events through June 23, 2020, the date on which those financial statements were issued.

F2-41

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

On April 28, 2020, Adicet entered into a Loan and Security Agreement with Pacific Western Bank for a term loan not exceeding $12.0 million (as amended, referred to as the “Loan Agreement”) to finance leasehold improvements for its new corporate headquarters in Redwood City, California and other purposes permitted under the Loan Agreement, with an interest rate equal to the greater of 0.25% above the Prime Rate (as defined in the Loan Agreement) or 5.00%. The Loan Agreement granted to Pacific Western Bank a security interest on substantially all of Adicet’s assets other than intellectual property to secure the performance of Adicet’s obligations under the Loan Agreement, and contains a variety of affirmative and negative covenants, including required financial reporting, limitations on certain dispositions of assets or distributions, limitations on the incurrence of additional debt or liens and other customary requirements. In connection with the entrance into the Loan Agreement, Adicet issued Pacific Western Bank a warrant to purchase shares of its Series B redeemable convertible preferred stock (described below) at an exercise price of $1.4034 per share (referred to as the “Existing PacWest Warrant”). The Existing PacWest Warrant is initially exercisable for 42,753 shares of Adicet’s Series B redeemable convertible preferred stock and shall be exercisable for an additional number of shares of its Series B redeemable convertible preferred stock equal to 1.00% of the aggregate original principal amount of all term loans made pursuant to the Loan Agreement (up to an aggregate maximum of 128,259 shares). To date, no amounts have been drawn under the Loan Agreement.

On April 28, 2020, the Company entered into a definitive merger agreement with resTORbio, Inc. (“resTORbio”) to create a combined publicly-traded biotechnology company whose anticipated focus will be on the development of the Company’s off-the-shelf allogeneic gamma delta T cell therapies for oncology and other indications. Under the terms of the merger agreement, the Company will merge with a wholly owned subsidiary of resTORbio in an all-stock transaction (the “resTORbio Merger”). Under the exchange ratio formula in the merger agreement, immediately following the effective time of the resTORbio Merger, the former security holders of the Company as of immediately prior to the effective time of the resTORbio Merger are expected to own approximately 75% of the outstanding shares of resTORbio’s common stock on a fully-diluted basis and security holders of resTORbio as of immediately prior to the effective time of the resTORbio Merger are expected to own approximately 25% of the outstanding shares of resTORbio Common Stock on a fully-diluted basis (in each case excluding equity incentives available for grant). The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. Further, the Company was determined to be the accounting acquirer based upon the terms of the resTORbio Merger and other factors including: (i) the Company’s security holders will own approximately 75% of the voting rights of the combined company (on a fully-diluted basis excluding equity incentives available for grant); (ii) the Company will designate a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) the terms of the exchange of equity interests based on the exchange ratio at the announcement of the resTORbio Merger factored in an implied premium to resTORbio’s stockholders. The composition of senior management of the combined company was determined to be a neutral factor in the accounting acquirer determination, as the combined company will leverage the expertise of the senior management of both companies.

Pursuant to a transition agreement between Anil Singhal, the Company’s Chief Executive Officer and President, and the Company, dated April 28, 2020, as amended, Dr. Singhal will transition from his role as Chief Executive Officer and President of the Company prior to the closing of the resTORbio Merger to an advisory role. In accordance with such agreement, Dr. Singhal is entitled to the following, subject to his continued service through the completion of the resTORbio Merger and contingent on completion of the resTORbio Merger and his execution of a release of claims: (1) cash payments of (i) $470,000 within 60 days following the closing of the resTORbio Merger, (ii) an amount equal to his pro-rated bonus for the 2020 calendar year payable within 60 days following the closing of the resTORbio Merger, (iii) $250,000 payable in one lump sum on January 1, 2021 and (iv) $24,000 payable within 60 days following the closing of the resTORbio Merger, (2) 12 months’ of accelerated vesting of his unvested options to purchase the Company’s common stock upon completion of the resTORbio Merger, and (3) a 12-month post-termination exercise period following termination of his independent contractor services agreement,

F2-42

ADICET BIO, Inc.

Notes to Consolidated Financial Statements

dated April 28, 2020 (the “ICSA”), subject to any earlier expiration of the options to purchase the Company’s common stock by their terms. In addition, Dr. Singhal is entitled to reimbursement of up to $15,000 of his reasonable and documented legal expenses incurred in connection with such transition agreement. Pursuant to such agreement, subject to Dr. Singhal’s continued service through the completion of the resTORbio Merger and contingent on completion of the resTORbio Merger, Dr. Singhal’s continued service for purposes of vesting of his options to purchase the Company’s common stock will continue until the earlier of (i) May 7, 2021 or (ii) termination of the ICSA, provided, however, if the ICSA is terminated early without cause, Dr. Singhal is entitled to accelerated vesting of unvested options that would have vested from the date of such termination through May 7, 2021. In addition, Dr. Singhal’s existing options acceleration provisions will terminate. Pursuant to the ICSA, Dr. Singhal will provide certain advisory services to the Company for a term of 12 months following the closing of the merger and is entitled to payments of $12,500 per month for such services.

The Company has issued an aggregate of 65,000 stock options to purchase the Company’s common stock during the period from January 1, 2020 to May 29, 2020 at an exercise price of $0.74 per share pursuant to the 2015 Plan.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security Act” (“CARES Act”) was signed into law. The tax relief measures under the CARES Act for businesses include a five-year net operating loss carryback, suspension of annual deduction limitation of 80% of taxable income from net operating losses generated in a tax year beginning after December 31, 2017, changes in the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property. The Company recorded an income tax benefit of $2.7 million during the three months ended March 31, 2020. The income tax benefit during the three months ended March 31, 2020 was generated as a result of the recognition of net operating loss carryback under the CARES Act.

Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)

In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through August 12, 2020, the date the consolidated financial statements were available to be reissued.

On July 14, 2020, the Company’s Board of Directors confirmed that the conditions for Dr. Singhal’s Second Target Milestone Option (as defined in Dr. Singhal’s employment agreement with the Company) had been fulfilled as the Company achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement. Subject to approval by the Company’s Board of Directors, Dr. Singhal is entitled to receive an option to purchase 182,056 shares of Adicet common stock following the closing of the Merger at an exercise price equal to the fair market value of the combined company’s common stock on the date of grant.

The Company achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement during June 2020 and received a payment of $10 million from Regeneron in July 2020.

In connection with the Merger, a putative class action lawsuit has been filed against resTORbio, its directors, the Company, and Merger Sub by purported resTORbio stockholder Patrick Plumley. The lawsuit generally alleges that the resTORbio proxy statement/prospectus/information statement filed with the SEC on June 23, 2020 misrepresents and/or omits certain purportedly material information relating to financial projections, analysis performed by JMP, past engagements of JMP, and the process leading up to the execution of the Merger Agreement. The lawsuit seeks, among other things: an injunction enjoining consummation of the Merger, costs of the action, including plaintiff’s attorneys’ fees and experts’ fees, declaratory relief, and any other relief the court may deem just and proper. The Company believes the lawsuit to be without merit and plans to seek dismissal.

F2-43